BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20150424706-41
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 09/25/2015 2:53 PM
	Entity Number E0392562015-0

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT   ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Post Ads, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The Corporation is authorized to issue an aggregate of 100,000,000 shares of capital stock, of which 90,000,000 shares shall be Common Shares and 10,000,000 shares shall be Series A Preferred Shares,

CERTIFICATE OF DESIGNATION
SERIES A PREFERRED STOCK
POST ADS, INC.

See continued pages.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Pursuant to Section 78.1955 of the Nevada General Corporation Law, Post Ads, Inc., a corporation organized and existing under the Nevada General Corporation Law (the "Company"),

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Certification of Incorporation, as amended, of the Company, and pursuant to Section 78.1955 of the Nevada General Corporation Law, the Board of Directors, by unanimous written consent of all members of the Board of Directors on August 17, 2015 duly adopted a resolution providing for the issuance of a series of ten million shares of Series A Preferred Stock, which is and reads as follows:

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors of Post Ads, Inc (the "Company") by the provisions of the Certificate of Incorporation of the Company, as amended, a series of the preferred stock, par value $.001 per share, of the Company's be, and it herby is, established; and

FURTHER RESOLVED, that the series of preferred stock of the Company be, and it hereby is, given the distinctive designation of "Series A Preferred Stock"; and

FURTHER RESOLVED, that the Series A Preferred Stock shall consist of ten million shares; and

FURTHER RESOLVED, that the Series A Preferred Stock shall have the powers and preferences, and the relative, participation, optional and other rights, and the qualifications, limitation, and restrictions thereon set forth below:

Section 1. DESIGNATION OF SERIES; RANK. The shares of such series shall be designated as the "Series A Preferred Stock" (the "Preferred Stock") and the number of shares initially constituting such series shall be up to ten million shares.

Section 2. DIVIDENDS. The holders of Preferred Stock shall not be entitled to receive dividends paid on the Common Stock.

Section 3. LIQUIDATION PREFERENCE. The holders of Preferred Stock shall not be entitled to any liquidation preference.

Section 4. VOTING. The holders of the Preferred Stock will have the voting rights as described in this Section 4 or as required by law. For so long as any shares of the Preferred Stock remain issued and outstanding, each one (1) Share of the Preferred Stock shall have fifty (50) votes on all matters submitted to a vote of the Company's stockholders.

Section 5. AMENDMENT OF RIGHT OF PREFERRED STOCK. The Company shall not, without the affirmative vote of the holders of at least 100% of all outstanding shares of Preferred Stock, amend, alter or repeal any provision of this Statement of Designations, PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the holders of shares of Preferred Stock, make technical, corrective, administrative or similar changes in this Statement of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of Preferred Stock.

Section 6. CONVERSION RIGHTS. The shares of Preferred Stock shall have no conversion rights.

Section 7. REDEMPTION RIGHTS. The shares of Preferred Stock shall have no redemption rights.

Section 8. NOTICES. Any notice required hereby to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

IN WITNESS WHEREOF, the Company has caused this statement to be duly executed by its Chief Executive Officer this 17th day of August 2015.

POST ADS, INC.

Kenneth T. Moore
Chief Executive Officer